Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Petro USA, Inc. (formerly All State Properties Holdings, Inc.) (the “Company”) on Form 10 of our report dated July 14, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheets as of June 30, 2020 and 2019, and the statements of operations, stockholders' deficit and cash flows for each of the two years ended June 30, 2020.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

May 11, 2021

361 Hopedale Drive SEP (732) 822-4427

Bayville, NJ 08721F (732) 510-0665